EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN FINANCE TRUST ANNOUNCES FIRST QUARTER 2021 RESULTS

New York, May 5, 2021 - American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., announced today its financial and operating results for the first quarter ended March 31, 2021.

First Quarter 2021 and Subsequent Event Highlights

•Revenue grew 6.2% to $79.2 million from $74.6 million for the first quarter 2020
•Net loss attributable to common stockholders was $9.4 million as compared to $9.2 million for the first quarter 2020
•Cash net operating income (“NOI”) grew 6.9% to $63.1 million from $59.0 million for the first quarter 2020
•Funds from Operations (“FFO”) of $22.6 million, or $0.21 per diluted share compared to $23.7 million, or $0.22 per diluted share, for the first quarter 2020
•Adjusted Funds from Operations (“AFFO”) grew to $25.5 million or $0.24 per share from $25.2 million, or $0.23 per diluted share, in the prior year first quarter
•Dividends of $23.0 million or $0.21 per share
•Collected approximately 100% of original cash rent in first quarter 2021, including 100% in single tenant portfolio, 99% in the multi-tenant portfolio, and 100% among the top 20 tenants1,2
•Portfolio Occupancy of 94.9%, up from 93.9% in fourth quarter 2020
•Multi-tenant Executed Occupancy3 and Leasing Pipeline4 are expected to add $1.6 million of annual rent and 122,000 square feet to the portfolio over time as executed leases commence
•Executed Occupancy and Leasing Pipeline are expected to increase multi-tenant occupancy to 88.2% over time, exceeding Executed Occupancy of 87.3% reported as of March 31, 2020, assuming no other changes
•Total year-to-date closed and pipeline acquisitions of $72 million5 with a cash capitalization rate6 of 7.2% and a weighted average capitalization rate7 of 8.2%
•High quality portfolio with 61% of tenants in single-tenant portfolio8 and 70% of the top 20 tenants portfolio-wide rated as investment grade or implied investment grade9
•Annual rent escalators10 with a weighted-average of 1.3% per year provide contractually embedded rent growth
•Improved balance sheet year-over-year, with weighted average interest rate of 3.8%, down from 4.2%, weighted-average debt maturity of 4.5 years up from 3.5 years and 82.6% of debt fixed-rate compared to 73.2% a year ago

“As the economy continues to recover, we are off to a strong start in 2021. We continue to grow and optimize our intentionally constructed portfolio of single-tenant and multi-tenant assets focused on necessity-retail properties,” said Michel Weil, CEO of AFIN. “We have maintained the strength of our portfolio the past year and our performance metrics are returning to or have exceeded pre-pandemic levels, including portfolio occupancy, Cash NOI, and per-share AFFO. Our balance sheet, with a lower weighted-average interest rate and longer weighted-average remaining debt maturity than a year ago, is optimized to support our approach to growing the portfolio through high-quality, accretive acquisitions. Supplemented by increased leasing activity, we believe AFIN is well positioned to continue delivering strong results that will generate value creation for our shareholders.”

Financial Results

	Three Months Ended March 31,
(In thousands, except per share data)	2021	2020
Revenue from tenants	$79,187	$74,564

Net loss attributable to common stockholders	$(9,411)	$(9,153)
Net loss per common share (a)	$(0.09)	$(0.08)

FFO attributable to common stockholders	$22,571	$23,690
FFO per common share (a)	$0.21	$0.22

AFFO attributable to common stockholders	$25,535	$25,237
AFFO per common share (a)	$0.24	$0.23
(a) All per share data based on 108,436,571 and 108,364,082 diluted weighted-average shares outstanding for the three months ended March 31, 2021 and 2020, respectively.
Real Estate Portfolio
The Company’s portfolio consisted of 925 net lease properties located in 46 states and the District of Columbia and comprised 19.7 million rentable square feet as of March 31, 2021. Portfolio metrics include:
•94.9% leased, with 8.7 years remaining weighted-average lease term11
•77.6% of leases have weighted-average contractual rent increases of 1.3% based on annualized straight-line rent
•61% of single-tenant portfolio and 31% of multi-tenant anchor tenants annualized straight-line rent derived from investment grade or implied investment grade tenants
•80% retail properties, 11% distribution properties and 9% office properties (based on an annualized straight-line rent)
•71% of the retail portfolio focused on either service12 or experiential retail13 giving the Company strong alignment with “e-commerce resistant” real estate
Property Acquisitions
During the three months ended March 31, 2021, the Company acquired seven properties for an aggregate contract purchase price of $36.9 million at a weighted average capitalization rate of 8.8%.
Capital Structure and Liquidity Resources
As of March 31, 2021 the Company had a total borrowing capacity under the credit facility of $415.1 million based on the value of the borrowing base under the credit facility, and, of this amount, $280.9 million was outstanding under the credit facility as of March 31, 2021 and $134.3 million remained available for future borrowings. As of March 31, 2021, the Company had $84.2 million of cash and cash equivalents. The Company’s net debt14 to gross asset value15 was 40.4%, with net debt of $1.7 billion.
The Company’s percentage of fixed rate debt was 82.6% as of March 31, 2021. The Company’s total combined debt had a weighted-average interest rate cost of 3.8%16, resulting in an interest coverage ratio of 3.0 times17.
Rent Collection Update
First Quarter of 2021
For the first quarter of 2021, AFIN collected approximately 100% of the original cash rents that were due across the portfolio, including 100% of the original cash rent payable from the top 20 tenants in the portfolio (based on the total of first quarter original cash rent due across our portfolio) and 100% of the original cash rent payable in the single tenant portfolio and 99% of the original cash rent payable in the multi-tenant portfolio. Cash rent collected includes both contractual rents and deferred rents paid during the period.1

Footnotes/Definitions

1 We calculate “original cash rent collections” by comparing original cash rent due under our lease agreements to the total amount of rent collected during the period, which includes both original cash rent due and payments of amounts deferred from prior periods. Eliminating the impact of deferred rent paid, we collected 99% of original cash rent due in the single-tenant portfolio, 95% of original cash rent due in the multi-tenant portfolio, 98% of original cash rent due in the total portfolio. Top 20 tenants based on first quarter 2021 cash rent due. This information may not be indicative of future periods.
2 The impact of the COVID-19 pandemic on the Company’s future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict.
3 Includes occupancy, measured by the percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet, as of April 30, 2021 as well as all leases fully executed by both parties as of April 30, 2031 where the tenant has yet to take possession as of such date. There are eight additional leases executed as of March 31, 2021 where rent commences over time between the second quarter of 2021 and the first quarter of 2022 totaling approximately 96,000 square feet.
4 Includes (i) all leases fully executed by both parties as of April 30, 2021, but after March 31, 2021 and (ii) all leases under negotiation with an executed non-binding letter of intent (“LOI”) by both parties as of April 30, 2021. This represents two executed leases where rent commences over time between the third quarter of 2021 and the fourth quarter of 2021 totaling approximately 11,000 square feet and two LOIs totaling 21,000 square feet, net of one lease termination for 5,000 square feet after March 31, 2021. There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.
5 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP. For the three months ended March 31, 2021, capitalized acquisition costs were $0.3 million. Includes pending acquisitions with contract purchase price of $35.1 million that are subject to conditions and may not be completed on their currently contemplated terms, or at all.
6 Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. Cash capitalization rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. excluding acquisition costs. The weighted-average cash capitalization rate is based upon square feet.
7 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease or leases. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.
8 Percentage of single-tenant portfolio tenants based on annualized straight-line rent as of March 31, 2021.
9 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of March 31, 2021. Based on annualized straight-line rent as of March 31, 2021, single-tenant portfolio tenants are 49.6% actual investment grade rated and 11.0% implied investment grade rate. Anchor tenants in the multi-tenant portfolio are 21.4% actual investment grade rated and 9.3% implied investment grade rated.
10 Contractual rent increases include fixed percent or actual increases, or CPI-indexed increases.
11 The weighted-average is based on annualized straight-line rent as of March 31, 2021.
12 Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors
13 Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others.
14 Total debt of $1.8 billion less cash and cash equivalents of $84.2 million as of March 31, 2021. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
15 Defined as the carrying value of total assets plus accumulated depreciation and amortization as of March 31, 2021.
16 Weighted based on the outstanding principal balance of the debt.
17 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended March 31, 2021.

Webcast and Conference Call

AFIN will host a webcast and call on May 6, 2021 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the AFIN website, www.americanfinancetrust.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to AFIN’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the AFIN website at www.americanfinancetrust.com.

Live Call
Dial-In (Toll Free): 1-855-327-6837
International Dial-In: 1-631-891-4304

Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 10014349
*Available from 2:00 p.m. ET on May 6, 2021 through August 6, 2021.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of AFIN’s website at www.americanfinancetrust.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Accounting Treatment of Rent Deferrals/Abatements
The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals. In addition, since the Company currently believes that these deferral amounts are collectable, they have been excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals. Conversely, for abatements where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly, reduced its AFFO.

Contacts:
Investors and Media:
Email: investorrelations@americanfinancetrust.com
Phone: (866) 902-0063

American Finance Trust, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$726,599	$723,316
Buildings, fixtures and improvements	2,862,046	2,830,508
Acquired intangible lease assets	453,220	454,245
Total real estate investments, at cost	4,041,865	4,008,069
Less: accumulated depreciation and amortization	(666,683)	(639,367)
Total real estate investments, net	3,375,182	3,368,702
Cash and cash equivalents	84,214	102,860
Restricted cash	14,314	10,537
Deposits for real estate acquisitions	187	137
Derivative assets, at fair vale	2,361	—
Deferred costs, net	17,926	16,663
Straight-line rent receivable	68,378	66,581
Operating lease right-of-use assets	18,422	18,546
Prepaid expenses and other assets (including $758 and $1,939 due from related parties as of March 31, 2021 and December 31, 2020, respectively)	24,634	23,941
Total assets	$3,605,618	$3,607,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$1,491,968	$1,490,798
Credit facility	280,857	280,857
Below market lease liabilities, net	77,109	78,674
Accounts payable and accrued expenses (including $1,788 and $273 due to related parties as of March 31, 2021 and December 31, 2020, respectively)	30,296	25,210
Operating lease liabilities	19,226	19,237
Derivative liabilities, at fair value	—	123
Deferred rent and other liabilities	11,171	9,794
Dividends payable	5,892	3,675
Total liabilities	1,916,519	1,908,368

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 12,796,000 and 8,796,000 shares authorized, 7,933,711 and 7,842,008 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	79	79
7.375% Series C cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 11,536,000 and 3,680,000 shares authorized, 4,099,801 and 3,535,700 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	41	35
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 108,872,337 and 108,837,209 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1,089	1,088
Additional paid-in capital	2,740,648	2,723,678
Accumulated other comprehensive income (loss)	2,361	(123)
Distributions in excess of accumulated earnings	(1,088,559)	(1,055,680)
Total stockholders’ equity	1,655,659	1,669,077
Non-controlling interests	33,440	30,522
Total equity	1,689,099	1,699,599
Total liabilities and equity	$3,605,618	$3,607,967

American Finance Trust, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue from tenants	$79,187	$74,564

Operating expenses:
Asset management fees to related party	7,321	6,905
Property operating expense	13,439	12,282
Acquisition, transaction and other costs [1]	42	452
Equity-based compensation [2]	4,347	3,211
General and administrative	6,449	5,328
Depreciation and amortization	32,319	34,335
Total operating expenses	63,917	62,513
Operating income before gain on sale of real estate investments	15,270	12,051
Gain on sale of real estate investments	286	1,440
Operating income	15,556	13,491
Other (expense) income:
Interest expense	(19,334)	(19,106)
Other income	24	72
Total other expense, net	(19,310)	(19,034)
Net loss	(3,754)	(5,543)
Net loss attributable to non-controlling interests	6	9
Allocation for preferred stock	(5,663)	(3,619)
Net loss attributable to common stockholders	$(9,411)	$(9,153)

Basic and Diluted Net Loss Per Share:
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.09)	$(0.08)
Weighted-average shares outstanding — Basic and Diluted	108,436,571	108,364,082
______

[1] For the three months ended March 31, 2020, includes litigation costs related to AFIN’s 2017 merger with American Realty Capital - Retail Centers of America, Inc. (the “Merger”) of $0.3 million. Litigation costs related to the Merger incurred in the three months ended March 31, 2021 were not significant.
[2] For the three months ended March 31, 2021 and 2020, includes expense related to the Company’s restricted common shares of $1.4 million and $0.2 million, respectively.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA
Net loss	$(3,754)	$(5,543)
Depreciation and amortization	32,319	34,335
Interest expense	19,334	19,106
Acquisition, transaction and other costs [1]	42	452
Equity-based compensation [2]	4,347	3,211
Gain on sale of real estate investments	(286)	(1,440)
Other income	(24)	(72)
Adjusted EBITDA	51,978	50,049
Asset management fees to related party	7,321	6,905
General and administrative	6,449	5,328
NOI	65,748	62,282
Amortization of market lease and other intangibles, net	(935)	(992)
Straight-line rent	(1,727)	(2,265)
Cash NOI	$63,086	$59,025

Cash Paid for Interest:
Interest expense	$19,334	$19,106
Amortization of deferred financing costs, net and change in accrued interest	(2,469)	(1,712)
Amortization of mortgage discounts and premiums on borrowings	321	560
Total cash paid for interest	$17,186	$17,954
______

[1] For the three months ended March 31, 2020 includes litigation costs related to the Merger of $0.3 million. Litigation costs related to the Merger incurred in the three months ended March 31, 2021 were not significant.
[2] For the three months ended March 31, 2021 and 2020, includes expense related to the Company’s restricted common shares of $1.4 million and $0.2 million, respectively.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Net loss attributable to common stockholders (in accordance with GAAP)	$(9,411)	$(9,153)
Depreciation and amortization	32,319	34,335
Gain on sale of real estate investments	(286)	(1,440)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(51)	(52)
FFO attributable to common stockholders	22,571	23,690
Acquisition, transaction and other costs [1]	42	452
Litigation cost reimbursements related to the Merger [2]	—	(9)
Legal fees and expenses — COVID-19 lease disputes [3]	69	—
Amortization of market lease and other intangibles, net	(935)	(992)
Straight-line rent	(1,727)	(2,265)
Straight-line rent (rent deferral agreements) [4]	(975)	—
Amortization of mortgage premiums on borrowings	(321)	(560)
Equity-based compensation [5]	4,347	3,211
Amortization of deferred financing costs, net and change in accrued interest	2,469	1,712
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(5)	(2)
AFFO attributable to common stockholders	$25,535	$25,237
______

[1] Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
[2] Included in "Other income" in the Company's consolidated statement of operations and comprehensive loss.
[3] Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from our ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[4] Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheet but are considered to be earned revenue attributed to the current period for purposes of AFFO as they are expected to be collected. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly reduced its AFFO.
[5] Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreement for all periods presented.

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Merger. These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items such as the vesting and conversion of the Class B Units, expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.